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                                                                   EXHIBIT 10.06

                       AVATECH SOLUTIONS SUBSIDIARY, INC.

                                   as Borrower

                                       and

                               Strategic Partner

               (Name withheld and filed separately with the SEC.)

                                    as Lender

                                 LOAN AGREEMENT

                                   $1,500,000

                                  July 22, 2003

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                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
                            ARTICLE 1 INTERPRETATION

1.1    Defined Terms..........................................................1
1.2    Gender and Number......................................................8
1.3    Headings, etc. ........................................................8
1.4    Currency...............................................................8
1.5    Non-Business Days......................................................8
1.6    Certain Phrases, etc. .................................................8
1.7    Accounting Terms.......................................................8
1.8    Incorporation of Schedules.............................................8
1.9    Conflict...............................................................9
1.10   Certificates...........................................................9

                            ARTICLE 2 CREDIT FACILITY

2.1    Availability...........................................................9
2.2    Use of Proceeds........................................................9
2.3    Mandatory Repayments..................................................10
2.4    Payments under this Agreement.........................................10
2.5    Omitted...............................................................11
2.6    Taxes.................................................................11

                               ARTICLE 3 INTEREST

3.1    Interest..............................................................12

                              ARTICLE 4 CONDITIONS

4.1    Conditions to each Loan...............................................12

                    ARTICLE 5 REPRESENTATIONS AND WARRANTIES

5.1    Representations and Warranties........................................14
5.2    Survival of Representations and Warranties............................19

                       ARTICLE 6 COVENANTS OF THE BORROWER

6.1    Affirmative Covenants.................................................19
6.2    Negative Covenants....................................................22
6.3    Financial Covenant....................................................23
6.4    Security Covenants....................................................24

                           ARTICLE 7 EVENTS OF DEFAULT

7.1    Events of Default......................................................25

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                                TABLE OF CONTENTS
                                   (continued)

                                                                            Page
                                                                            ----

7.2    Remedies Upon Default.................................................27

                             ARTICLE 8 MISCELLANEOUS

8.1    Amendments, etc.......................................................27
8.2    Waiver................................................................28
8.3    Right of First Offer..................................................28
8.4    Evidence of Funded Debt...............................................28
8.5    Notices, etc. ........................................................28
8.6    Confidentiality.......................................................29
8.7    Costs, Expenses and Indemnity.........................................30
8.8    Successors and Assigns................................................31
8.9    Right of Set-Off......................................................32
8.10   Governing Law.........................................................32
8.11   Counterpart and Facsimile.............................................32

                                    SCHEDULES

       Schedule 1.1         -   Permitted Credit Facilities
       Schedule 5.1(w)(i)   -   Jurisdictions
       Schedule 5.1(w)(ii)  -   Authorizations
       Schedule 5.1(w)(iii) -   Intellectual Property
       Schedule 5.1(w)(iv)  -   Litigation
       Schedule 5.1(w)(v)   -   Material Agreements
       Schedule 5.1(v)      -   Certain Permitted Liens
       Schedule 6.1         -   Form of Compliance Certificate
       Schedule 6.2(b)      -   Permitted Liens

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                                 LOAN AGREEMENT

     THIS LOAN AGREEMENT entered into as of July 22, 2003,

BETWEEN: AVATECH SOLUTIONS SUBSIDIARY, INC., a corporation incorporated under the laws of the State of Delaware, having its registered address at 11403 A Cronhill Drive Owings Mills, Maryland 21117,

         (hereinafter referred to as the "Borrower"); and

AND: Strategic Partner (name and address withheld and filed separately with the SEC),

         (hereinafter referred to as the "Lender").

                                    ARTICLE 1
                                 INTERPRETATION

1.1  Defined Terms

     As used in this Agreement, the following terms have the following meanings:

     "Agreement" means this loan agreement and all schedules and instruments in amendment or confirmation of it; and the expressions "Article" and "Section" followed by a number mean and refer to the specified Article or Section of this Agreement.

     "Borrower" means, at any time, Avatech Solutions Subsidiary, Inc. and its successors and permitted assigns.

     "Borrower's Security Agreement" means, a general security agreement from the Borrower in favour of the Lender granting the Lender a security interest in all of the property and assets of the Borrower.

     "Business Day" means any day of the year, other than a Saturday, Sunday or other day on which banks are required or authorized to close in either (location withheld and filed separately with the SEC) or New York, New York.

     "Business and Marketing Plan" means that business and marketing plan of the Borrower relative to the SP Products and Services Business for the years 2003 to 2005, which is annexed to this Agreement as a supplement hereto and which includes, among other things, a geographic roadmap for deployment of Borrower's resources to sell SP Products and Services, quarterly staffing, training and revenue projections

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                                       -2-

     by states and main cities and a marketing budget for the launching of the marketing and distribution of the SP Products and Services.

     "Change of Control" means the occurrence of any of the following: (i) the acquisition, directly or indirectly, by any Person, or any group of Persons acting jointly or in concert, of that number of voting shares of the Parent or the Borrower which (A) provides to that Person or that group of Persons the control over any annual or special meetings of stockholders of the Parent or the Borrower, and (b) is equal to or greater than the number of voting shares of the Parent or the Borrower held by any other Person, or by any other group of Persons acting jointly or in concert, immediately after such acquisition where, as a result of such acquisition, such person(s) exert actual control over significant board or management decisions of the Parent or the Borrower, or (ii) the change in a majority of the membership of the senior executive management of the Parent or the Borrower, (iii) the Parent or the Borrower is merged, consolidated or reorganized into or with another Person and, as a result, less than a majority of the combined voting power of the then outstanding securities of such Person immediately after such Transaction are held in the aggregate by the holders of the voting securities of the Parent or the Borrower, as the case may be, immediately prior to such transaction, (iv) any transaction or series of transactions resulting in the sale, transfer or other disposition of 30% or more of the assets of the Parent, the Borrower and their Subsidiaries on a consolidated basis, or (v) any transaction that would have, or the first of a series of transactions to the extent that such first transaction when completed would have, the same or similar effect as any transaction or a series of transactions referred to in paragraphs (i) through (iv) above.

     "Closing Date" means July 22, 2003.

     "Collateral" means any and all property and assets of the Borrower in respect of which the Lender has or will have a Lien pursuant to the Borrower's Security Agreement.

     "Common Stock" means the shares of common stock of the Borrower, par value $.01 per share.

     "Core Business" means the distribution, sale and manufacture of engineering-related software and related professional services.

     "Strategic Partner" means Strategic Partner (name withheld and filed separately with the SEC).

     "SP Products and Services" means the (names withheld and filed separately with the SEC) products of the Strategic Partner and any services ancillary or related to such products.

     "SP Products and Services Business" means the business of the Borrower which is the business of distributing SP Products and Services, and any business ancillary or related to such business.

     "Default" means an event, which with the giving of notice or passage of time, or both, would constitute an Event of Default.

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                                       -3-

     "Event of Default" has the meaning specified in Article 7.

     "Financial Quarter" means one of the financial quarters of the Borrower being the periods of (a) January, February and March, (b) April, May and June, (c) July, August and September, and (d) October, November and December of each calendar year.

     "Financial Year" means a financial year of the Borrower being the period from and including July 1 in a calendar year to and including June 30 in the succeeding calendar year.

     "Fixed Rate" has the meaning ascribed thereto in Article 3.

     "Funded Debt" of any Person means (i) all indebtedness of such Person for borrowed money, including borrowings by way of bankers' acceptances and (except for any such reimbursement obligations in respect of amounts drawn under a letter of credit or letter guarantee to finance the payment of indebtedness incurred in the ordinary course of business that would ordinarily constitute a trade payable) reimbursement obligations for amounts drawn under a letter of credit or letter of guarantee, (ii) all indebtedness of such Person for the deferred purchase price of property or services, other than any such indebtedness incurred in the ordinary course of business that would ordinarily constitute a trade payable, and which is represented by a note, bond, debenture or other evidence of Funded Debt,
     (iii) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (iv) all current liabilities of such Person represented by a note, bond, debenture or other evidence of Funded Debt to the extent that such indebtedness would be considered borrowed money in accordance with GAAP, and (v) all Capitalized Lease Obligations (as defined in the definition of 'Permitted Liens') of such Person.

     "GAAP" means generally accepted accounting principles in the United States in effect from time to time.

     "Governmental Entity" means any (i) multinational, federal, provincial, state, municipal, local or other government, governmental or public department, central bank, court, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) any subdivision or authority of any of the foregoing, or (iii) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the above.

     "Guaranty" means a guaranty from the Parent in favour of the Lender pursuant to which the Parent agrees to guaranty all of the obligations of the Borrower under this Agreement.

     "Indemnified Person" has the meaning specified in Section 8.7(a).

     "Intellectual Property" means:

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                                       -4-

          (i) all issued patents, patentable inventions, pending applications for patents, and patents which may be issued from current applications, (including divisions, reissues, renewals, re-examinations, continuations, continuations in part and extensions) applied for or registered in any jurisdiction;

          (ii) all trade-marks, trade-names, brands, trade dress, business names, domain name, tag lines, designs, graphics, logos and other commercial symbols and indicia of origin whether registered or not, and any goodwill associated therewith;

          (iii) all copyrights, copyright registrations and applications therefore, and all other rights corresponding thereto throughout the world;

          (iv) all industrial designs and design patents or similar rights applied for or registered in any jurisdiction;

          (v) all integrated circuit topographies or similar rights, applied for or registered in any jurisdiction; and

          (vi) all trade secrets and know-how.

     "Lender" means Strategic Partner.

     "Lien" means any mortgage, charge, pledge, hypothecation, security interest, assignment, encumbrance, lien (statutory or otherwise), title retention agreement or arrangement or other encumbrance of any nature or any other arrangement or condition that in substance secures payment or performance of an obligation.

     "Loans" means the Initial Loan and the Second Loan and "Loan" means either one of the Loans.

     "Loan Documents" means this Agreement, the Borrower's Security Agreement, the Guaranty and all other loan or security related documents, and all certificates, executed and delivered to the Lender by the Borrower or the Parent pursuant to or in connection therewith or with this Agreement.

     "Material Adverse Effect" means (i) a material adverse effect on the business, operations, results of operations, prospects, assets, liabilities or financial condition of the Parent, the Borrower and its Subsidiaries taken as a whole or (ii) a material adverse effect on the ability of the Parent or the Borrower to fulfill any of their respective payment obligations of principal or interest hereunder.

     "Material Agreements" means the agreements listed in Schedule 5.1(w)(v) and any agreement, contract or similar instrument to which the Parent, the Borrower or any of their Subsidiaries is a party or to which any of their property or assets may be subject for

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                                       -5-

     which breach, non-performance, cancellation, termination or failure to renew could reasonably be expected to have a Material Adverse Effect.

     "Maturity Amounts" means all outstanding principal of the Loans and all accrued interest thereon.

     "Merger Transaction" has the meaning specified in subsection 6.2(c).

     "MOU" means the Memorandum of Understanding between the Parent and
     Strategic Partner dated as of      . (Withheld and filed separately with
     the SEC).

     "Parent" means Avatech Solutions, Inc., a Delaware corporation.

     "Permitted Credit Facility" means the Funded Debt of the Parent or the Borrower or any Subsidiary of the Borrower specified on Schedule 1.1, which schedule specifies the name of each creditor, the amount of such Funded Debt, the maturity date, the applicable interest rate and, in the event such Funded Debt is secured, the assets subject to such security interest.

     "Permitted Liens" means, in respect of any Person, any one or more of the following:

     (a) Liens for taxes, assessments or government charges or levies not at the time due and delinquent or the validity of which is being contested at the time by such Person in good faith by proper legal proceedings, and which contested Liens have not had and would not reasonably be expected to have a Material Adverse Effect and, for which adequate provision has been made in accordance with GAAP;

     (b) the Lien of any judgment rendered or claim filed against such Person which such Person is contesting in good faith by proper legal proceedings, and which Lien has not had and would not reasonably be expected to have a Material Adverse Effect;

     (c) inchoate or statutory Liens of contractors, subcontractors, mechanics, workers, suppliers, materialmen, carriers and others in respect of construction, maintenance, repair or operation of assets of the Person, provided that such Liens are related to obligations not due or delinquent, are not registered against title to any assets of the Person and in respect of which adequate holdbacks are being maintained as required by applicable law or such Liens are being contested in good faith by appropriate proceedings and in respect of which there has been set aside a reserve (segregated to the extent required by GAAP) in an adequate amount and provided further that such Liens do not reduce the value of the asset so affected or materially interfere with the use of such asset in the operation of the business of the Person;

     (d) restrictions, easements, rights-of-way, servitudes or other similar rights in land, real or immovable property (including rights of way and servitudes for railways, sewers, drains, gas and oil pipelines, gas and water mains, electric light and power

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                                       -6-

          and telephone or telegraph or cable television conduits, poles, wires and cables) granted to or reserved by other persons; provided that, such restrictions, easements, rights-of-way, servitudes or other similar rights in the aggregate will not have or would not reasonably be expected to have a Material Adverse Effect;

     (e) the right reserved to or vested in any Governmental Entity, by the terms of any statutory provision or by the terms of any lease, license, franchise, grant or permit of the Person (whether or not having the force of law) acquired by such Person (each, a "Permit"), to terminate any such Permit or to require annual or other payments as a condition to the continuance thereof;

     (f) the encumbrance resulting from the deposit of cash or securities in connection with any of the Liens referred to in paragraph (a), (b) or
          (c) of this definition pending a final determination as to the existence or amount of any obligation referred to therein;

     (g) security given to a public utility or any other Governmental Entity when required by such utility or other Governmental Entity in connection with the operations of such Person in the ordinary course of its business;

     (h) title defects or irregularities which are of a minor nature; provided that such title, defects or irregularities in the aggregate will not materially impair the use of the property for the purposes for which it is held by such Person;

     (i) Liens securing Capitalized Lease Obligations of such Person and Purchase Money Obligations of such Person not in excess of U.S. $50,000 in the aggregate at any time for the Borrower and its Subsidiaries taken as a whole; provided that (x) any such Lien securing a Capitalized Lease Obligation is limited to the property or asset including associated rights) which is the subject matter of such Capitalized Lease Obligation, and (y) in the case any such Lien securing a Purchase Money Obligation, such Lien is limited to the property or asset (including associated rights) acquired, constructed, installed or improved using the funds advanced to the Borrower or a Subsidiary in connection with such Purchase Money Obligation;

          For the purposes of this definition of Permitted Liens:

               "Capital Lease" means a lease of (or other agreement conveying the right to use) real and/or personal property, which lease is required to be classified and accounted for as a capital lease on a balance sheet of the lessee under GAAP; and

               "Capitalized Lease Obligations" means, as to any Person, the obligations of such Person to pay rent or other amounts under a Capital Lease and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP, or the deemed principal amount under GAAP;

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                                       -7-

     (j)  the Liens contemplated in favour of the Lender under this Agreement;

     (k) Liens disclosed in Schedule 6.2(b) but only to the extent such Liens conform to their description in such Schedule;

     (l) Liens from the Borrower and any of its Subsidiaries to secure any Permitted Credit Facility, but only to the extent such Liens conform to their description in Schedule 1.1, including the maximum liability subject to such Lien; and

     (m) Liens to secure any refinancing (a "Refinancing"), extension, renewal or replacement as a whole, or in part, of any indebtedness or obligation (an "Original Obligation") secured by any Lien referred to in the foregoing clauses of this definition which Liens are not otherwise prohibited by the terms hereof, provided that (i) such Refinancing will be for the same or lesser amount as the Original Obligation that it replaces and (ii) the Lien securing such Refinancing will be on the same assets, or a lesser portion thereof, over which a Lien has been granted to prior to the date hereof securing such Original Obligation.

     "Person" means a natural person, partnership, corporation, joint stock company, trust, unincorporated association, joint venture or other entity or Governmental Entity and pronouns have a similarly extended meaning.

     "Purchase Money Obligation" means indebtedness of the Borrower or a Subsidiary thereof incurred or assumed to finance the purchase price, in whole or in part, of any property or asset or incurred to finance the cost, in whole or in part, of construction or installation of, or improvements to, any property or asset of the Borrower or a Subsidiary thereof, provided that the indebtedness is incurred or assumed within 24 months after, as the case may, the purchase of, or the completion of the construction or installation of, or the completion of improvements to, such property or asset, and includes any extension, renewal or refinancing of any of that indebtedness so long as the principal amount of such indebtedness on the date of such extension, renewal or refinancing is not increased.

     "Repayment Date" means June 1, 2013.

     "SEC" means the United States Securities and Exchange Commission.

     "Security" means, at any time, the Lien in favour of the Lender, in the assets and properties of the Borrower or any of its Subsidiaries securing its obligations under this Agreement and the other Loan Documents.

     "Subsidiary" of any corporation means any other corporation or limited liability company of which the outstanding capital stock possessing a majority of voting power in the election of directors is owned or controlled by such corporation directly or indirectly through Subsidiaries.

     "U.S. Dollars", "United States Dollars" and "U.S. $" each mean lawful money of the United States of America.

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                                       -8-

1.2  Gender and Number

     Any reference in the Loan Documents to gender includes all genders and words importing the singular number only include the plural and vice versa.

1.3  Headings, etc.

     The provision of a Table of Contents, the division of this Agreement into Articles and Sections and the insertion of headings are for convenient reference only and are not to affect the interpretation of this Agreement.

1.4  Currency

     All references in the Loan Documents to dollars, unless otherwise specifically indicated, are expressed in United States currency.

1.5  Non-Business Days

     Unless otherwise expressly provided in this Agreement, whenever any payment is stated to be due on a day other than a Business Day, the payment will be made on the immediately following Business Day. Unless otherwise expressly provided in this Agreement, whenever any action to be taken is stated or scheduled to be required to be taken on, or (except with respect to the calculation of interest or fees) any period of time is stated or scheduled to commence or terminate on, a day other than a Business Day, the action will be taken or the period of time will commence or terminate, as the case may be, on the immediately following Business Day.

1.6  Certain Phrases, etc.

     In any Loan Document (i) (y) the words "including" and "includes" mean "including (or includes) without limitation" and (z) the phrase "the aggregate of", "the total of", "the sum of", or a phrase of similar meaning means "the aggregate (or total or sum), without duplication, of", and (ii) in the computation of periods of time from a specified date to a later specified date, unless otherwise expressly stated, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding".

1.7  Accounting Terms

     All accounting terms not specifically defined in this Agreement shall be interpreted in accordance with GAAP.

1.8  Incorporation of Schedules

     The schedules attached to this Agreement shall, for all purposes of this Agreement, form an integral part hereof.

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                                       -9-

1.9  Conflict

     The provisions of this Agreement prevail in the event of any conflict or inconsistency between its provisions and the provisions of any of the other Loan Documents.

1.10 Certificates

     Any certificate required by the terms of this Agreement or any other Loan Document to be given by an officer of the Borrower for and on behalf of the Borrower or any of its Subsidiaries shall be given without any personal liability on the part of the officer giving the certificate.

                                    ARTICLE 2
                                 CREDIT FACILITY

2.1  Availability

     (a) The Lender agrees, on the terms and conditions of this Agreement, to lend the principal amount of U.S.$1,000,000 (the "Initial Loan") to the Borrower upon satisfaction of the conditions set forth in Section
          4.1 of this Agreement;

     (b) The Lender agrees, on the terms and conditions of this Agreement, to lend the principal amount of U.S.$500,000 (the "Second Loan") to the Borrower on the business day following the date on which Borrower has demonstrated to lender (terms withheld and filed separately with the SEC).

     (c) The Loans do not revolve and any amount repaid or prepaid on either Loan, as the case may be, cannot be reborrowed and reduces the Loan for which the repayment is made by the amount repaid or prepaid under such Loan, as the case may be.

2.2  Use of Proceeds

     The Borrower shall use the proceeds of the Loans for its general working capital needs, including as follows: (i) to enable the Borrower and its Subsidiaries to develop the business of the Borrower and its Subsidiaries as a
distributor of         Products and Services in the United States, as identified
on the Business and Marketing Plan, and (ii) to fund the working capital requirements of the Borrower and its Subsidiaries for the purpose of implementing the Business and Marketing Plan. The proceeds of the Loans will not be used for the repayment of any Funded Debt owed to any officer, director or affiliate of the Borrower.

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                                      -10-

2.3  Mandatory Repayments

     (a) The Borrower unconditionally promises to repay (subject to Article 7) each Loan in thirty-four (34) equal quarterly instalment_ and one final instalment, which shall include any principal amounts then outstanding, together with all accrued and unpaid interest and any other amounts due hereunder on the Repayment Date. The first instalment under each Loan shall be due and payable on the first Business Day of January 2005 and each subsequent instalment under each of the Loans after that date shall be due and payable on the first Business Day of each subsequent Financial Quarter until the Repayment Date.

     (b) In addition to the payments set forth in (a) above, there shall become due and payable and the Borrower shall prepay any outstanding principal amount of the Loans, together with any accrued and unpaid interest and any other amounts due hereunder on the remaining unpaid Loans promptly upon (terms withheld and filed separately with the SEC).

2.4  Payments under this Agreement

     (a) Unless otherwise expressly provided in this Agreement, the Borrower shall, not later than 10:00 a.m. (New York time) on the date a payment is due, make any payment required to be made by it to the Lender by depositing or forwarding by wire transfer the amount of the payment to an account, and in accordance with wire transfer instructions, specified by such Lender.

     (b) All amounts (other than interest) owed by the Borrower to the Lender under a Loan Document, which are not paid when due (whether at stated maturity, on demand, by acceleration or otherwise), to the fullest extent permitted by applicable law, shall bear interest (both before and after default and judgment), from the date on which such amount is due until such amount is paid in full, payable on demand, at a rate per annum equal at all times to the greater of (i) the Fixed Rate (as defined below) and (ii) Prime Rate plus 2%.

     (c) For the purposes of this Agreement, "Prime Rate" means the rate of interest that under current practice is listed under the heading "Money Rates" in the Eastern Edition of the Wall Street Journal, and if a range of rates is listed, the highest such rate, and should such practice change, such other indication of the prevailing prime rate of interest as may reasonably be chosen by the Lender.

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                                      -11-

2.5  Omitted

2.6  Taxes

     If the Borrower shall be required to deduct any Indemnified Taxes from any payments of interest by or on account of any obligation of the Borrower hereunder, then (i) the Borrower shall make such deduction, and (ii) the Borrower shall pay the full amount deducted to the relevant Governmental Entity in accordance with applicable law. The Borrower shall deliver to the Lender a copy of the tax or other information return reporting such payment or other evidence of such payment of such Indemnified Taxes.

     In the event the Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement the Lender shall deliver to the Borrower at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate.

     The Lender shall take all steps reasonably necessary to claim from all applicable Governmental Entities having taxing jurisdiction over the Lender or its business a credit against or remission for or deduction from or other available relief with respect to any Indemnified Taxes deducted by the Borrower and paid by the Borrower to an applicable Governmental Entity as provided for above (any of the foregoing being a "saving"). To the extent that the amount of any saving from which the Lender benefits is less than the amount of the applicable Indemnified Taxes so deducted by the Borrower and paid to the applicable Governmental Entity (any such amount being the "saving deficiency"), the Borrower will, promptly following receipt of a written certificate from the Lender detailing such saving deficiency pay to the Lender the amount of the applicable saving deficiency. The Lender shall not be considered to have benefited from any saving which has ceased to be available due to the expiration of the carry forward period for such saving, if applicable, and shall be considered to have realized any resulting deficiency resulting therefrom at the time of such expiration.

     In this section the following terms have the following meanings, namely:

     "Indemnified Taxes" means all Taxes other than Excluded Taxes.

     "Excluded Taxes" means, in relation to the Lender, those taxes on income, net income or capital or franchise taxes which are imposed or levied by any jurisdiction or any political subdivision of such jurisdiction solely as a result of the Lender (a) being organized under the laws of such jurisdiction or any political subdivision of such jurisdiction, (b) having its principal office or lending office in such jurisdiction, (c) being resident in such jurisdiction,
(d) carrying on business in such jurisdiction, or (e) not dealing at arm's length (as defined for the purposes of any taxing statute in the applicable jurisdiction) with the Borrower, or which would not have been imposed had the Lender satisfied a relevant authority that the Lender was not a Person mentioned in clause (a), (b), (c), (d) or (e) above.

     "Taxes" means taxes, levies, imposts, duties, charges, fees, deductions or withholdings of any kind or nature whatsoever or any instalments, interest or penalties payable with respect thereto now or in the future imposed, levied, collected, withheld or assessed by the United States of America or any political subdivision of the United States of America.

                                    ARTICLE 3
                                    INTEREST

3.1  Interest

     From and after the Closing Date, the unpaid balance of each Loan, from time to time, shall bear interest in respect of each day, both before and after an Event of Default or judgment, at a rate of six percent (6.0%) per annum (the "Fixed Rate"). Such interest shall be calculated quarterly in arrears in U.S. Dollars, and payable on the first Business Day of each Financial Quarter commencing on the first Business Day of January 2005 until all amounts owing to the Lender hereunder have been paid in full. For greater certainty and without limitation, interest shall begin accruing on each Loan as of the date such Loan is made to the Borrower; the first payment of interest on each Loan shall be made on the first Business Day of January 2005 (which is the first Business Day of the first Financial Quarter of 2005) which payment shall represent the interest accrued between the date such Loan was made to the Borrower and the first Business Day of January 2005. The second payment of interest under each Loan shall be made on the first Business Day of the second Financial Quarter of 2005 which payment shall represent the interest accrued on each Loan between the first Business Day of January 2005 and the first Business Day of the second Financial Quarter of 2005 and so on for subsequent Financial Quarters.

                                    ARTICLE 4
                                   CONDITIONS

4.1  Conditions to each Loan

     The Parties each respectively acknowledge that the obligation of the Lender to make any of the Loans is subject to the satisfaction, on or prior to the date such Loan is to be made to the Borrower, of the following conditions:

     (a) no Default or Event of Default has occurred or is continuing or would arise immediately after giving effect to or as a result of the Loans;

     (b)  the Loans will not violate any applicable law, order or judgment;

     (c) no material adverse change in the business or financial condition of the Borrower or any of its Subsidiaries shall have occurred since March 31, 2003;

     (d)  the representations and warranties of the Borrower contained in
          Article 5 are true and correct on the date each Loan is to be made as if such representations and warranties were made on that date;

     (e) the Lender has received, in form, substance, scope and dated a date satisfactory to it and its counsel certified copies of:

          (i) certificates of good standing with respect to the Borrower issued by the Secretary of State of Delaware and each other jurisdiction where the Borrower is qualified to operate as a foreign corporation;

          (ii) all discharges, subordination agreements, waivers and confirmations as may be required to ensure that all obligations under the Loan Documents are secured by Liens (subject only to Permitted Liens) on the property and assets of the Borrower with such exceptions as are permitted pursuant to this Agreement or any of the other Loan Documents; and

          (iii) such financial and other information with respect to the business of Borrower as the Lender shall have reasonably requested.

     The Parties each respectively acknowledge that the obligation of the Lender to make the Initial Loan is also subject to the delivery, on or prior to the date such Initial Loan is to be made to the Borrower, certified copies of:

     (a)  the Loan Documents;

     (b) a certificate of insurance with respect to the insurance policies required pursuant to Section 6.1(j) showing the Lender as an additional loss payee as its interests may appear relative to the general property insurance carried with respect to the Borrower;

     (c) opinion of counsel to the Borrower in form and substance reasonably satisfactory to the Lender;

     (d) the written consent of The CIT Group/Business Credit, Inc. which consents to the Loans to be made to the Borrower pursuant to the terms of this Agreement;

     (e) an amendment to the Borrower's existing financing agreement with The CIT Group/Business Credit, Inc. reducing the size of the revolving line of credit from $4.0 million to not more than $2.0 million; and

     (f) the distribution agreement with Strategic Partner for the distribution of certain software products (names withheld and filed separately with the SEC) and the Business and Marketing Plan, each of which shall be annexed to this Agreement as a supplement hereto.

     The Parties each respectively acknowledge that the obligation of the Lender to make the Second Loan is also subject to the delivery, on or prior to the date such Second Loan is to be made to the Borrower, certified copies, each in form and substance reasonably satisfactory to the Lender, of (i) amendments to the existing compensation, commission and incentive plans of the Borrower, which amendments clearly create a (product withheld and filed separately with the SEC) quota for all of Borrower's outside sales professionals (referral credit) and (ii) a separate sales compensation plan for the dedicated xxx sales team that is exclusively based on xxx license and services revenue.

                                    ARTICLE 5
                         REPRESENTATIONS AND WARRANTIES

5.1  Representations and Warranties

     The Borrower represents and warrants to the Lender, acknowledging and confirming that the Lender is relying on such representations and warranties, without independent inquiry in entering into this Agreement and providing the Loans, that:

     (a) Incorporation and Qualification. The Borrower is a corporation duly incorporated, organized and validly existing under the laws of the State of Delaware. Each of the Subsidiaries of the Borrower is a corporation duly incorporated, organized and validly existing under the laws of its jurisdiction of incorporation as set forth in Schedule 5.1(w)(i). Each of the Borrower and its Subsidiaries is qualified, licensed or registered to carry on business under the laws applicable to it in all jurisdictions in which the failure to be so qualified, licensed or registered would have a Material Adverse Effect.

     (b) Corporate Power. The Borrower and each of its Subsidiaries has all requisite corporate power and authority to (i) own, lease and operate its properties and assets and to carry on its business as now being conducted by it, and (ii) enter into and perform their respective obligations under the Loan Documents to which they are a party;

     (c) Conflict With Other Instruments. The execution and delivery by the Borrower and each of its Subsidiaries that are parties to the Loan Documents and the performance thereby of their respective obligations under, and compliance with the terms, conditions and provisions of, the Loan Documents will not (i) conflict with or result in a breach of any of the terms or conditions of (t) its charter documents or by-laws, (u) any applicable law, rule or regulation, (v) any contractual restriction binding on or affecting it or its properties, or (w) any judgment, injunction, determination or award which is binding on it, except in any such case for any such conflict or breach which would not have, and would not be reasonably expected to have, a Material Adverse Effect, or (ii) result in, require or permit (x) the imposition of any encumbrance in, on or with respect to any of its assets or property (except in favour of the Lender), (y) the acceleration of the maturity of any Funded Debt binding on or affecting the Borrower or any of its Subsidiaries, or (z) any third party to terminate or acquire rights under any Material Agreement;

     (d) Corporate Action, Governmental Approvals, etc. The execution and delivery of each of the Loan Documents by the Borrower and each of its Subsidiaries that is a party thereto and the performance thereby of their respective obligations under the Loan Documents have been duly authorized by all necessary corporate action. No authorization, consent, approval, registration, qualification, designation, declaration or filing with any Governmental Entity or other Person, is or was necessary in connection with the execution, delivery and performance of obligations under the Loan Documents except (a) for authorizations, consents, approvals, registrations, qualifications, designations, declarations or filings which are in full force and effect, unamended, at the date of this Agreement, (b) to the extent that the failure to have obtained any such other authorization, consent, approval, registration, qualification, designation, declaration or filing would not and could not reasonably be expected to have a Material Adverse Effect;

     (e) Execution and Binding Obligation. This Agreement and the other Loan Documents have been duly executed and delivered by the Borrower and each of its Subsidiaries that is a party thereto and constitute legal, valid and binding obligations of the Borrower and such Subsidiaries enforceable against such Persons in accordance with their respective terms, subject only to the exceptions and qualifications set forth in the opinion, if any, of counsel for the Borrower delivered to the Lender in connection with the closing of the transactions contemplated under this Agreement;

     (f) Authorizations, etc. The Borrower and each of its Subsidiaries possess all authorizations, permits, consents, registrations and approvals necessary to properly conduct their respective businesses at full operating capacity, and all such authorizations, permits, consents, registrations and approvals are in good standing and in full force and effect, except to the extent that the failure to possess any such authorization, permit, consent, registration or approval, or for the same to be in full force and effect, would not and could not reasonably be expected to have a Material Adverse Effect;

     (g) Trademarks, Patents, etc. The Borrower and each of its Subsidiaries possesses, licenses or otherwise has the right to use all the trademarks, trade names, copyrights, patents and licenses reasonably necessary for the conduct of their respective businesses, except in any such case to the extent that the failure to do so would not have, and could not be reasonably expected to have, a Material Adverse Effect. To the best knowledge of the Borrower, neither it nor any of its Subsidiaries is infringing or is alleged to be infringing on the rights of any Person with respect to any patent, trademark, trade name, copyright (or any application or registration in respect thereof), license, discovery, improvement, process, formula, know-how, data, plan or specification to the extent that any such infringement or alleged infringement would not have, and would not be reasonably expected to have, a Material Adverse Effect;

     (h) No Infringement. The rights of the Borrower and its Subsidiaries in or to the Intellectual Property currently owned by the Borrower or its Subsidiaries, or licensed and used by the Borrower or its Subsidiaries in the conduct of its business (but excluding for greater certainty Intellectual Property which is owned by third parties and only sold or distributed by the Borrower or its Subsidiaries in the course of their business), do not conflict with or infringe (a) on the copyrights, trade secrets or know-how of any other Person, and none of the Borrower or the Subsidiaries have received any claim or written notice from any Person, to such effect and (b) to the best knowledge of the Borrower and its Subsidiaries, with the published patents or registered trademarks of any Person;

     (i) Ownership and Use of Property. Except for Permitted Liens, each of the Borrower and its Subsidiaries has good and marketable title in fee simple to the real properties which they own and good and merchantable title to all the tangible and intangible personal property reflected as assets being owned by it in their books and records. The Borrower and each Subsidiary thereof owns, leases or has the lawful right to use all of the assets necessary for the conduct of their respective businesses at full operating capacity except to the extent that the failure to have such right to use would not and could not reasonably be expected to have a Material Adverse Effect;

     (j) Compliance with Laws. Each of the real properties owned or leased of the Borrower and its Subsidiaries have been used in accordance with, and the Borrower and each of its Subsidiaries are in compliance with, all applicable laws, judgments and orders and rulings, guidelines and decisions having force of law except to the extent that the failure to be in such compliance would not and could not reasonably be expected to have a Material Adverse Effect;

     (k) No Default. Neither the Borrower nor any of its Subsidiaries is in violation of its charter documents, its by-laws or any shareholders' agreement applicable to it;

     (l) No Material Adverse Agreements. Neither the Borrower nor any of its Subsidiaries is a party to any agreement or instrument or subject to any restriction (including any restriction set forth in its charter documents, by-laws or any shareholders' agreement applicable to it) which has or, based on the facts and circumstances in effect on the date of this Agreement could reasonably be expected in the future to have a Material Adverse Effect;

     (m)  Omitted.

     (n) Pension Plans. Neither the Borrower nor any of its Subsidiaries (i) has any unfunded obligation under any pension plan, or (ii) is a party to any pension plan which could create an unfunded obligation of the Borrower or its Subsidiaries under such plan;

     (o) Material Agreements, etc. The Borrower and its Subsidiaries are in compliance in all material respects with all Material Agreements and none of the Borrower or any of its Subsidiaries, or to the best knowledge of the Borrower, any other party to any Material Agreement, has defaulted in any material respect under any of the Material Agreements. No event has occurred which, with the giving of notice, lapse of time or both, would constitute a default under, or in respect of, any Material Agreement. There is no material dispute regarding any Material Agreement;

     (p) Labor Matters. There are no existing or, to the best knowledge of the Borrower, threatened strikes, lock-outs or other disputes relating to any collective bargaining agreement to which the Borrower or any of its Subsidiaries is a party. None of the Borrower nor any of its Subsidiaries is a party to any collective agreement;

     (q) Books and Records. All books and records of the Borrower and its Subsidiaries have been fully, properly and accurately kept and completed and there are no material inaccuracies or discrepancies of any kind contained or reflected therein. The Borrower's and its Subsidiaries' books and records and other data and information are available to the Borrower in the ordinary course of its business;

     (r) Tax Liability. The Borrower and each of its Subsidiaries have filed all tax and tax-related information returns which are required to be filed. The Borrower and each of its Subsidiaries have paid all taxes, interest and penalties, if any, which have become due pursuant to such returns or pursuant to any assessment received by any of them other than those in respect of which liability based on such returns is being contesting in good faith and by appropriate proceedings where adequate reserves have been established in accordance with GAAP. Adequate provision for payment has been made in accordance with GAAP for taxes not yet due. There are no tax disputes existing or, to the knowledge of the Borrower, pending involving the Borrower, any of its Subsidiaries or the Business which could reasonably be expected to have a Material Adverse Effect;

     (s)  Corporate Structure. At the date of this Agreement:

          (i) All material operations of the Core Business are conducted by the Borrower; the Parent conducts no material operations and holds no material assets other than all of the outstanding shares of Common Stock of the Borrower; and

          (ii) there are no Subsidiaries of the Borrower, other than Subsidiaries that hold no material assets or conduct no material operations;

     (t) Financial Statements. The audited consolidated financial statements of the Borrower for the Financial Year ended on June 30, 2002 and the unaudited consolidated financial statements of the Borrower for the Financial Quarter ended March 31, 2003, copies of which have been furnished to the Lender, fairly present the consolidated financial position of the Borrower at such dates and the consolidated results of the operations and changes in financial position of the Borrower for the periods then ended, all in accordance with GAAP. All Funded Debt of the Parent, the Borrower and its Subsidiaries is disclosed on the financial statements furnished to the Lender or is set forth on Schedule 1.1 and the description of such Funded Debt on Schedule 1.1 is true and correct in all material respects. Neither the Parent, the Borrower nor any of its Subsidiaries have any material liabilities, contingent or otherwise, not provided for or reflected on the financial statements furnished to the Lender or disclosed on Schedule 1.1;

     (u) Reporting Issuer. The Borrower files periodic reports with the SEC pursuant to the requirements of the Securities Exchange Act of 1934, as amended and it is not in default of its obligations as such under securities legislation or regulations to which it is subject. Neither the SEC or other regulatory authority has issued any order preventing or suspending trading in any securities of the Borrower;

     (v) Permitted Liens. Each of the security interests described in Schedule 5.1(v) against the Borrower in _avour of the secured parties (the "Specified Secured Parties") identified in Schedule 5.1(v) only perfect a Lien upon property or assets of the Borrower which constitute Permitted Liens and do not perfect or otherwise relate to any Lien generally upon all of or substantially all of the property and assets of the Borrower; and none of the Specified Secured Parties have rights under such Liens, or under the agreements creating the indebtedness secured by such Liens, which materially adversely affect, or could reasonably be expected to materially adversely affect, the rights of the Lender under the Loan Documents;

     (w)  Schedule Disclosure. At the date of this Agreement:

               Schedule 5.1(w)(i) is a list of (i) the chief executive office, head office, registered office and chief place of business of the Borrower, (ii) the jurisdictions in which the Borrower carries on business, (iii) the jurisdictions in which the Borrower has any account debtors, (iv) the jurisdictions in which the Borrower stores any tangible personal property (except for goods in transit in the ordinary course of business), and (v) the office addresses of all of the Borrower and its Subsidiaries identifying on such list all Subsidiaries of the Borrower;

               Schedule 5.1(w)(ii) is a list of all authorizations, permits, consents, registrations and approvals which are material to the Borrower;

               Schedule 5.1(w)(iii) is a list of all trademarks, tradenames, copyrights and patents (and the registration particulars thereof) which are material to the Borrower;

               Schedule 5.1(w)(iv) is a list of all actions, suits, arbitrations or proceedings pending, taken or, to the Borrower's knowledge threatened, before or by any Governmental Entity or other Person affecting the Borrower or any of its Subsidiaries involving claims which individually or in the aggregate exceed U.S.$100,000; and

               Schedule 5.1(w)(v) contains a list of all Material Agreements;
               and

     (x) Disclosure. All written information respecting the Parent, the Borrower and its Subsidiaries supplied by the Borrower to the Lender
          (i) was prepared in good faith, adequately disclosed all relevant assumptions, is reasonable and (ii) is true and accurate in all material respects and does not omit to state any fact necessary to make such information not misleading at such time in light of the circumstances under which such information was provided. There is no fact known to the Borrower which could reasonably be expected to have a Material Adverse Effect and which has not been fully disclosed. Subject to the preceding provisions of this section, no event has occurred which could be reasonably anticipated to have a Material Adverse Effect since the date of the last audited financial statements delivered to the Lender.

5.2  Survival of Representations and Warranties.

     The representations and warranties in this Agreement and in any other Loan Document shall not merge in or be prejudiced by, and shall survive (but for greater certainty not be deemed to be repeated following) the Closing Date and shall continue in full force and effect so long as any amounts are owing by the Borrower to the Lender under this Agreement.

                                    ARTICLE 6
                            COVENANTS OF THE BORROWER

6.1  Affirmative Covenants

     So long as any amount owing by the Borrower or any of its Subsidiaries under the Loan Documents remains unpaid, and unless consent is given in accordance with Section 8.1, the Parent and the Borrower shall:

     (a) Financial Reporting. Deliver to the Lender promptly (and in any event within 2 Business Days) following filing the same with SEC the quarterly and annual financial statements of the Borrower filed from time to time by the Borrower with the SEC pursuant to the Borrower's continuous disclosure obligations under U.S. securities legislation, and (ii) together with each delivery of such financial statements, a certificate (a "Compliance Certificate") of the Borrower substantially in the form of Schedule 6.1 signed on its behalf by its president, chief executive officer, chief operating officer, chief financial officer or treasurer (or any other officer of the Borrower with the duties and responsibilities of any such office notwithstanding that the title of such officer may be different than those specified above) any other officer acceptable to the Lender;

     (b) Environmental Reporting. Promptly, and in any event within 10 days, deliver to the Lender a detailed statement describing any of the following occurrences (i) any order or judgment of any Governmental Entity requiring the Borrower or any of its Subsidiaries to incur any liabilities ("Environmental Liabilities") imposed by, under or pursuant to any laws, regulations, orders, judgments and all other statutory requirements relating to public health and/or the protection of the environment and all authorizations, permits, consents, registrations and approvals issued pursuant to such laws, agreements or statutory requirements ("Environmental Laws") (w) in excess of $1,000,000 in any one instance, (x) together with all other expenditures incurred in respect of Environmental Liabilities in any Financial Year, in excess of $1,000,000 in the aggregate, (ii) any state of affairs on which could result in the incurrence of Environmental Liabilities (y) in excess of $1,500,000 in any one instance, or (z) together with all other expenditures incurred in respect of Environmental Liabilities in any Financial Year, in excess of $1,500,000 in the aggregate, and (iii) the action taken or proposed to be taken in connection with such occurrences;

     (c) Corporate Existence. Except as otherwise permitted in this Agreement, preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its corporate existence;

     (d) Compliance with Laws, etc. Comply, and cause each of its Subsidiaries to comply with the requirements of all applicable laws, judgments, orders, decisions and awards except to the extent that the failure to so comply would not and could not be reasonably expected to have a Material Adverse Effect;

     (e) Maintenance of Properties. From time to time, make and cause each of the Subsidiaries of the Borrower to make all repairs, renewals, replacements, additions and improvements to the real properties owned or leased by the Borrower and its Subsidiaries and their other properties and assets, so that the SP Products and Services Business and the Borrower's Subsidiaries' respective businesses, as the case may be, may be properly and advantageously conducted at all times in accordance with prudent business management practice;

     (f) Auditors. Continue to appoint as its auditors a firm of national standing in the United States;

     (g) Payment of Taxes and Claims. Pay or cause to be paid and cause each of its Subsidiaries to pay or cause to be paid, when due, (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its income, sales, capital or profit or any other property belonging to it or upon its Subsidiaries, and (ii) all claims which, if unpaid, might by law become a Lien upon the assets, except any such tax, assessment, charge, levy or claim which (x) is being contested in good faith and by proper proceedings and in respect of which the Borrower or its Subsidiaries have established adequate reserves in accordance with GAAP or (y) are Permitted Liens;

     (h) Keeping of Books. Keep, and cause each of the Subsidiaries of the Borrower to keep, proper books of record and account, in which full and correct entries shall be made in respect of the SP Products and Services Business or businesses, as the case may be;

     (i) Visitation and Inspection. At any reasonable time or times during normal business hours and on reasonable notice to the Borrower, permit the Lender to visit the properties of the Borrower and its Subsidiaries, and to discuss their affairs, finances and accounts with the officer appointed as (or performing the functions of) the chief financial officer of the Borrower;

     (j) Maintenance of Insurance. Maintain, in respect of itself and each of the Borrower's Subsidiaries, insurance at all times with responsible insurance carriers and in such amounts and covering such risks as are usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or such Subsidiaries, as the case may be, operate, such policies with respect to the general corporate liabilities, property and assets of the Borrower and show the Lender as an additional loss payee;

     (k) SP Products and Services Business. The Parent, the Borrower and its Subsidiaries will, pursuant to the Business and Marketing Plan and any replacement thereof pursuant to the terms hereof: (i) continue to carry on the Core Business (other than the SP Products and Services Business), (ii) begin and subsequently continue to carry on the SP Products and Services Business, (iii) use best efforts to meet the objectives set forth in the Business and Marketing Plan, (iv) use best efforts to ensure that the business activities of the Borrower and its Subsidiaries are comprised primarily and substantially of the Core Business, (v) use best efforts to ensure that the SP Products and Services Business comprises a material part of the business activities of the Borrower and its Subsidiaries and (vi) not make any changes to Items (i)-(v) above;

     (l) Annual Business Plan. Beginning upon the expiration of the term of the Business and Marketing Plan, being thirty (30) days prior to the end of the 2005 calendar year, and no less than thirty (30) days prior to the end of each subsequent calendar year, so long as the Borrower is liable for any amounts hereunder to the Lender, the Borrower shall deliver to the Lender a business plan relative to the SP Products and Services Business for the year to follow in a form reasonably acceptable to the Lender;

     (m) Availability Under Senior Credit Facility. At any time the Borrower is subject to a mandatory repayment obligation pursuant to the terms of
          Section 2.3(b) above, the Borrower shall maintain availability under the terms of its credit agreement with The CIT Group/Business Credit, Inc. (or any successor thereto) of at least the amount of such mandatory repayment obligation plus $500,000; and

     (n) Further Assurances. Upon request of the Lender, execute and deliver or cause to be executed and delivered to the Lender such further instruments and do and cause to be done such further acts as may be necessary or proper in the reasonable opinion of the Lender to carry out more effectively the provisions and purposes of the Loan Documents.

6.2  Negative Covenants

     So long as any amount owing by the Borrower or any of its Subsidiaries under the Loan Documents remains unpaid, and unless consent is given in accordance with Section 8.1, neither the Parent nor the Borrower shall:

     (a) Funded Debt. Create, incur, assume or suffer to exist or permit any of its Subsidiaries to create, incur, assume or suffer to exist any Funded Debt other than, without duplication, (i) Funded Debt to the Lender under this Agreement, (ii) Funded Debt from time to time under one or more Permitted Credit Facilities (subject to the maximum aggregate principal amount of the indebtedness permitted to be outstanding at such time under all such Permitted Credit Facilities pursuant to the definition of the term `Permitted Credit Facilities'),
          (iii) Funded Debt secured by any Permitted Lien (subject to the limitations on the indebtedness permitted to be secured by such Permitted Lien pursuant to the definition of the term `Permitted Lien'), and (iv) any refinancing, replacement or renewal of such Funded Debt not exceeding (y) in principal amount, the amount outstanding on the date of the refinancing, renewal or replacement, and (z) in interest rate, a market competitive rate on the date of the refinancing, renewal or replacement, and otherwise on terms and conditions no more restrictive than the terms and conditions of the Funded Debt to be refinanced, renewed or replaced;

     (b) Liens. Create, incur, assume or suffer to exist, or permit any of the Borrower's Subsidiaries to create, incur, assume or suffer to exist, any Lien on any of their respective properties or assets other than Permitted Liens;

     (c) Mergers, Etc. Enter into, or permit any of the Borrower's Subsidiaries to enter into, any reorganization, consolidation, amalgamation, arrangement, winding-up, merger or other similar transaction (any such transaction being a "Merger Transaction"); provided, that (i) Borrower may enter into a Merger Transaction so long as it is the surviving corporation of any such Merger Transaction and (ii) a Subsidiary of Borrower may enter into a Merger Transaction, in each case so long as the purchase price of any business acquired pursuant to such Merger Transaction does not exceed $250,000 and the Merger Transaction does not otherwise adversely impact the Lender's security interest in the assets of the Borrower;

     (d) Disposal of Assets Generally. Sell, exchange, transfer, lease, release or abandon or otherwise dispose (a "Disposition") of, or permit any of its Subsidiaries to Dispose of, any assets or properties to any Person in any way that adversely impacts the Lender's security interest of the assets of the Borrower than (i) bona fide sales, exchanges, leases, abandonments or other dispositions in the ordinary course of business for the purpose of carrying on the Core Business, and at fair market value, (ii) property or assets which have no material economic value in the Core Business or the Subsidiary's business or are obsolete;

     (e) Share Issuances. Issue shares of common stock or preferred stock, or any options, warrants or securities convertible into shares of common stock or preferred stock to any competitors of SP in the (description withheld and filed separately with the SEC) business;

     (f) Financial Year. Change its Financial Year without the prior written approval of the Lender;

     (g) Amendments. Allow any amendments to any Material Agreement if such amendments could reasonably be expected to have a Material Adverse Effect;

     (h)  (Terms withheld and filed separately with the SEC).

     (i) Dividends. Declare or pay any dividends to make any distribution of any kind on their outstanding capital stock or any other payment of any kind to any of their stockholders or any affiliate of any of their stockholders, provided, however, that dividends may be paid as may be currently required by classes of preferred stock outstanding on the date of this Agreement, so long as no Event of Default has occurred or would exist as a result of any such payments; and

     (j) Affiliate Transactions. Make any loan to any director, officer or employee of the Parent, the Borrower or of its Subsidiaries or repay any loans advanced by any director, officer or employee of the Parent, the Borrower or any of its Subsidiaries; provided, however, that Borrower may make any regularly scheduled payments of interest and/or principal on any Funded Debt in existence on the date of this Agreement so long as no Event of Default has occurred or would exist as a result of any such payment and Borrower is able to make such payment without incurring any additional Funded Debt.

6.3  Financial Covenant

     So long as any amount owing by the Borrower or any of its Subsidiaries under the Loan Documents remains unpaid, and unless consent is given in accordance with Section 8.1, the Borrower's Adjusted Consolidated Funded Debt (calculated as at the end of the most recently completed Financial Quarter) shall not exceed 50% of the total assets of the Parent, the Borrower and its Subsidiaries less any intangible assets (as determined on a consolidated basis in accordance with GAAP and calculated as at the end of the most recently completed Financial Quarter).

     For the purposes of this Section 6.3:

          "Adjusted Consolidated Funded Debt" means at any time the amount, if any, by which the Funded Debt of the Parent, the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP at such time exceeds Consolidated Cash and Short Term Investments at such time; and

          "Consolidated Cash and Short Term Investments" means, on any date, all cash and all debt securities or debt investments (including without limitation bankers' acceptances, government obligations, financial institution deposit certificates or debt obligations and commercial paper) which have terms to maturity of not more than 1 year from and including such date held on such date by the Parent, the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

6.4  Security Covenants

     So long as any amount owing by the Borrower or any of its Subsidiaries under the Loan Documents remains unpaid, and unless consent is given in accordance with Section 8.1, the Borrower shall:

     (a) Status of Accounts Collateral. With respect to the Collateral (i) maintain books and records pertaining to the Collateral in such detail, form and scope as the Lender reasonably requires, and (ii) report immediately to the Lender any matters materially adversely affecting the value, enforceability or collectibility of the Collateral, taken as a whole;

     (b) Business Outside Certain Jurisdictions. At least 30 days prior to any of the following changes becoming effective, notify the Lender in writing of (i) any proposed change in the location of (w) any place of business of the Borrower, (x) the chief executive office or head office of the Borrower, (y) any account debtors of the Borrower, and
          (z) any place where tangible property of the Borrower is stored, and
          (ii) any proposed change in the name of the Borrower;

     (c) Perfection and Protection of Security Interest. Promptly cure or cause to be cured any defects in the execution and delivery of any of the Loan Documents or any defects in the validity or enforceability of any of the Security and execute and deliver or cause to be executed and delivered, all such agreements, instruments and other documents (including the filing of any financing statements or financing change statements) as the Lender may consider necessary or desirable to protect or otherwise perfect the Security;

     (d) Release of Security. On the date of the due payment and performance in full of all Maturity Amounts, under each of the Loans to the Lender this Agreement shall terminate, the Lender will release and discharge, and will cause the Lender to release and discharge, the Security and all right, title and interest of the Lender in the property and assets of the Borrower and its Subsidiaries under the Borrower's Security Agreement. In addition, if any asset or property of the Borrower or a Subsidiary thereof is Disposed of as specifically permitted by this Agreement, the Lender, at the request of the Borrower, will, and will cause the Lender to, discharge such asset or property from the Security and deliver and re-assign to the Borrower or the applicable Subsidiary (without any representation or warranty) any such asset or property then in the possession of the Lender. If any Liens are permitted to be placed over any part of the assets or property of the Borrower or any of its Subsidiaries (whether in priority to any of the Security or otherwise) pursuant to the provisions of this Agreement, or otherwise at the direction or with the consent of the Lender, the Lender shall, at the request of the Borrower, will, and will cause the Lender to, provide such assurances, confirmations, postponements and subordinations respecting such assets and property and the Security as the Borrower may reasonably request in the circumstances.

                                    ARTICLE 7
                                EVENTS OF DEFAULT

7.1  Events of Default

     If any of the following events (each an "Event of Default") occurs and is continuing:

     (a) the Borrower fails to pay any principal or interest in respect of a Loan when such amount becomes due and payable and such failure remains unremedied for a period of ten (10) Business Days;

     (b) any representation or warranty or certification made or deemed to be made by the Parent, the Borrower or any of its Subsidiaries thereof in any Loan Document shall prove to have been incorrect in any material respect when made or deemed to be made; and, if the circumstances giving rise to the materially incorrect representation or warranty are capable of modification or rectification (such that, thereafter the representation or warranty would not be incorrect in any material respect), the representation or warranty remains uncorrected for a period of thirty (30) days following written notice of such material incorrectness by the Lender to the Borrower;

     (c) the Parent or the Borrower fails to perform or observe or comply with any of the covenants contained in Section 6.2 (Negative Covenants) or
          Section 6.3 (Financial Covenant), and such failure remains unremedied for thirty (30) days following notice of such failure by the Lender to the Borrower;

     (d) the Parent or the Borrower fails to perform, observe or comply with any of the covenants contained in Section 6.1 (Affirmative Covenants) and such failure remains unremedied for thirty (30) days following notice of such failure by the Lender to the Borrower;

     (e) a Subsidiary of the Borrower fails to perform or observe or comply with any material term or agreement contained in any Loan Document to which it is a party and such failure remains unremedied for thirty
          (30) days following notice of such failure by the Lender to the Borrower;

     (f) the Parent or the Borrower fails to perform, observe or comply with any other term, covenant or agreement contained in any Loan Document and such failure remains unremedied for thirty (30) days following written notice of such failure by the Lender to the Borrower;

     (g)  a Change of Control of Parent or the Borrower shall have occurred;

     (h) if an event or events of default, as defined in any one or more indentures or instruments evidencing or under which the Parent, the Borrower or any of its Subsidiaries has incurred Funded Debt in an aggregate principal amount in excess of U.S. $300,000 shall happen and be continuing and (i) shall consist of a failure to make any payment when due and payable of any amount or amounts (whether principal, interest or both) exceeding in the aggregate under all such indentures and instruments U.S.$300,000, or (ii) shall have resulted in the acceleration of such Funded Debt so that Funded Debt in an aggregate amount (whether principal, interest or both) under all such indentures and instruments in excess of U.S.$300,000 shall be or become due and payable prior to the date on which the same would otherwise have become due and payable; provided, however, that if such event or events of default under such indentures or instruments is remedied or cured by the Borrower or its Subsidiaries, or waived by the holders of such Funded Debt, then the Event of Default occurring by reason thereof shall be deemed likewise to have been thereupon remedied, cured or waived without further action;

     (i) the Borrower or any of its Subsidiaries fails to perform, observe or comply with any of the provisions of the distribution agreement (at any time following the execution of such agreement) and such failure remains unremedied for thirty (30) days following notice of such failure by the Lender to the Borrower;

     (j) any judgment or order for the payment of money in excess of U.S. $100,000 (subject to no further right of appeal) is rendered against the Parent, the Borrower or any of its Subsidiaries and enforcement proceedings have been commenced by a creditor upon the judgment or order and such proceedings have not been effectively stayed;

     (k) the Parent, the Borrower or any of its Subsidiaries (i) becomes insolvent or generally not able to pay its debts as they become due,
          (ii) admits in writing its inability to pay its debts generally or makes a general assignment for the benefit of creditors, (iii) institutes or has instituted against it any proceeding seeking (x) to adjudicate it a bankrupt or insolvent, (y) liquidation, winding-up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors including any plan of compromise or arrangement or other corporate proceeding involving or affecting its creditors, or (z) the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its properties and assets, and in the case of any such proceeding instituted against it (but not instituted by it), either the proceeding remains undismissed or unstayed for a period of thirty (30) days, or any of the actions sought in such proceeding (including the entry of an order for relief against it or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its properties and assets) occurs, or (iv) takes any corporate action to authorize any of the above actions.

     Then the Lender may declare any or all of the Loans, all accrued interest and all other amounts payable under this Agreement to be immediately due and payable, without presentment, demand, protest or further notice of any kind, all of which are expressly waived by the Borrower.

7.2  Remedies Upon Default

(1) Upon a declaration that a Loan is immediately due and payable pursuant to this Article 7, the Lender that has made the declaration may commence such legal action or proceedings as it, in its sole discretion, deems expedient, including, the commencement of enforcement proceedings under the Loan Documents all without any additional notice, presentation, demand, protest, notice of _ishonour, entering into of possession of any property or assets, or any other action or notice, all of which are expressly waived by the Borrower.

(2) The rights and remedies of the Lender under the Loan Documents are cumulative and are in addition to, and not in substitution for, any other rights or remedies. Nothing contained in the Loan Documents with respect to the indebtedness or liability of the Borrower to the Lender, nor any act or omission of the Lender with respect to the Loan Documents or the Security shall in any way prejudice or affect the rights, remedies and powers of the Lender under the Loan Documents and the Security.

                                    ARTICLE 8
                                  MISCELLANEOUS

8.1  Amendments, etc.

     No amendment or waiver of any provision of any of the Loan Documents, nor consent to any departure by the Borrower or any other Person from such provisions, is effective unless in writing and approved by the Lender. Any amendment, waiver or consent is effective only in the specific instance and for the specific purpose for which it was given.

8.2  Waiver

     (a) No failure on the part of the Lender to exercise, and no delay in exercising, any right under any of the Loan Documents shall operate as a waiver of such right; nor shall any single or partial exercise of any right under any of the Loan Documents preclude any other or further exercise of such right or the exercise of any other right.

     (b) Except as otherwise expressly provided in this Agreement, the covenants, representations and warranties shall not merge on and shall survive the initial advance and, notwithstanding such initial advance or any investigation made by or on behalf of any party, shall continue in full force and effect. The closing of this transaction shall not prejudice any right of one party against any other party in respect of anything done or omitted under this Agreement or in respect of any right to damages or other remedies.

8.3  Right of First Offer

     In the event the Borrower desires to sell, exchange or otherwise transfer any assets or portion of its business representing in either case at least 10% of the consolidated revenues of the Borrower (determined in accordance with the most recent audited financial statements of the Borrower), the Borrower shall give the Lender written notice, which shall set forth in reasonable detail the assets or portion of the business to be sold or otherwise transferred. The Lender shall have the right, exercisable upon written notice to the Borrower within thirty (30) days after receipt of any written notice from the Borrower, to offer to purchase all, but not less than all, of the assets or portion of the business to be sold or otherwise transferred by the Borrower, at a purchase price and on such terms and conditions as specified by the Lender in an offer letter (the "Offer"). In the event that Borrower declines to accept the Lender's terms as provided in the Offer, the Borrower may transfer such assets or portion of its business to any third party at any time within six months following the receipt of the Offer from the Lender, provided that the Borrower may not sell such assets or portion of its business on for a price and on terms less satisfactory than the price and the terms set forth in the Offer. In the event the sale or transfer is not consummated within such six-month period, any proposed transfer of assets or portion of its business by the Borrower shall again be subject to the requirements of this Section 8.3.

8.4  Evidence of Funded Debt

     The indebtedness of the Borrower hereunder shall be evidenced by the records of the Lender which shall constitute prima facie evidence of such indebtedness.

8.5  Notices, etc

     Any notice, direction or other communication to be given under this Agreement shall, except as otherwise permitted, be in writing and given by delivering it or sending it by facsimile or other similar form of recorded communication addressed:

     (a)  to the Borrower at:

               11403 A Cronhill Drive
               Owings Mills, MD 21117

               Attention: Donald R. Walsh

               Telephone: +1-410-902-6900

               Facsimile: +1-410-902-8324

          with a copy to:

               Neuberger, Quinn, Gielen, Rubin & Gibber, P.A.
               One South Street
               27th Floor
               Baltimore, Maryland 21202

               Attention: Christopher Olander

               Telephone: +1-410-332-8550

               Facsimile: +1-410-332-8594

     (b)  to the Lender :

               Strategic Partner
               (Address withheld and filed separately with the SEC.)

          with a copy to:

               Ropes & Gray LLP
               45 Rockefeller Plaza
               New York, New York 10111

               Attention: Jonathan Cramer, Esq.

               Telephone: +1-212-841-0690

               Facsimile: +1-212-841-5725

     Any such communication shall be deemed to have been validly and effectively given if (i) personally delivered, on the date of such delivery if such date is a Business Day and such delivery was made prior to 4:00 p.m. (New York time), otherwise on the next Business Day, (ii) transmitted by facsimile or similar means of recorded communication on the Business Day following the date of transmission. Any party may change its address for service from time to time by notice given in accordance with the foregoing and any subsequent notice shall be sent to the party at its changed address.

8.6  Confidentiality

     The Lender shall use reasonable efforts to ensure that financial statements or other information relating to the Borrower which may be delivered to it pursuant to this Agreement and which are not publicly filed or otherwise made available to the public generally (and which are not independently known to the Lender) will be treated confidentially by such Lender and will not, except with the consent of the Borrower, be distributed or otherwise made available by the Lender to any Person other than its directors, officers, employees, authorized agents, counsel or other representatives (provided the other representatives have agreed or are under a duty to keep all information confidential) required, in the reasonable opinion of the Lender, to have such information. The Lender is authorized to deliver a copy of any financial statements or any other information which may be delivered to it pursuant to this Agreement to (i) any potential or actual Assignee, as such term is defined below in Section 8.8(c) provided notice is given to the Borrower and provided that such Assignee agrees in writing in favour of the Borrower to be bound by the confidentiality provisions of this Agreement, (ii) any Governmental Entity having jurisdiction over the Lender in order to comply with any applicable law; and (iii) any Subsidiary of the Lender required, in the reasonable opinion of the Lender, to have such information provided that such Subsidiary will be advised by the Lender of and will be bound by, and the Lender will be responsible for any breach by such Subsidiary of any of, the confidentiality provisions of this Agreement.

8.7  Costs, Expenses and Indemnity

     (a) The Borrower shall, whether or not the transaction contemplated in this Agreement are completed, indemnify and hold the Lender and its officers, directors, employees and agents (each an "Indemnified Person") harmless from, and shall pay to such Indemnified Person on demand, any amounts required to compensate the Indemnified Person for, any claim or loss suffered by, imposed on, or asserted against, the Indemnified Person as a result of, connected with or arising out of
          (i) a default (whether or not constituting a Default or an Event of Default) by the Borrower, (ii) any proceedings brought against the Indemnified Person due to its entering into of any of the Loan Documents and performing its obligations under the Loan Documents except to the extent caused by the gross negligence or wilful misconduct of an Indemnified Person, and (iii) the presence at, on or under or the discharge or likely discharge of contaminants from any of any of the properties now or previously used by the Borrower or any of its Subsidiaries, or the breach by or non-compliance with any Environmental Law by any mortgagor, owner, or lessee of such properties, except to the extent that any of the same have been caused by an Indemnified Party.

     (b) The Borrower shall pay to the Lender on demand any amounts required to compensate the Lender for any loss suffered or incurred by it as a result of (i) the failure of the Borrower to give any notice in the manner and at the times required by this Agreement, or (ii) the failure of the Borrower to make a payment or a mandatory repayment in the manner and at the time specified in this Agreement. A certificate as to the amount of any loss submitted in good faith by the Lender to the Borrower shall be prima facie evidence of the amount of such loss, absent manifest error.

     (c) The provisions of this Section 8.7 shall survive the termination of this Agreement and the repayment of all Maturity Amounts. The Borrower acknowledges that neither its obligation to indemnify nor any actual indemnification by it of the Lender or any other Indemnified Person in respect of such Person's losses for legal fees and expenses shall in any way affect the confidentiality or privilege relating to any information communicated by such Person to its counsel.

8.8  Successors and Assigns

     (a) This Agreement shall become effective when executed by the Borrower and the Lender and after that time shall be binding upon and inure to the benefit of the Borrower and the Lender and their respective successors and permitted assigns.

     (b) The Borrower shall not have the right to assign its rights or obligations under this Agreement or any interest in this Agreement without the prior consent of the Lender.

     (c) Subject to the next sentence, the Lender shall not have the right to assign its rights or obligations under any Loan Document or any interest in any Loan Document without the prior consent of the
          Borrower, unless such assignment is to a Subsidiary of      , in which
                                                                 -----
          case no consent of the Borrower is required. Notwithstanding the foregoing, at any time following the second anniversary of the Closing Date the Lender may assign all or any part of its interest in any Loan (but for greater certainty not in any other right or entitlement under any Loan Document) to (each an "Assignee") (i) one or more Persons that is not a competitor of the Borrower or its Subsidiaries, or (ii) a Person that is a competitor of the Borrower or its Subsidiaries, if such Person acquires the Lender or is acquired by the Lender, or any of its Subsidiaries, pursuant to a Change of Control of such Person or the Lender, as the case may be, without any requirement for notice to, or consent of, the Borrower or any other Person. Upon an assignment,
          (i) the Borrower shall assign any and all benefit of all Security to the Assignee and (ii) the Assignee shall have the same rights and benefits and be subject to the same limitations under the Loan Documents with respect to such Loan (but for greater certainty not with respect to any other right or entitlement under any Loan Documents) as it would have if it was the Lender, provided that no Assignee shall be entitled to receive any greater payment, on a cumulative basis, pursuant to Section 8.7 than the Lender which granted the assignment would have been entitled to receive.

     (d) The Borrower shall provide such certificates, acknowledgements and further assurances in respect of this Agreement and the Loans as the Lender may reasonably require in connection with any assignment, pursuant to this Section 8.8.

     (e) In the case of an assignment, the Lender shall deliver to the Borrower and the Borrower shall execute an assignment and assumption agreement pursuant to which the Assignee assumes the obligations of the Lender and agrees to be bound by all the terms and conditions of this Agreement, all as if the Assignee had been an original party. Upon receipt by the Lender of the assignment and assumption agreement, the assigning Lender and the Borrower shall be released from their respective obligations under this Agreement (to the extent of such assignment and assumption) and shall have no liability or obligations to each other to such extent, except in respect of matters arising prior to the assignment.

     (f) Any assignment pursuant to this Section 8.8 will not constitute a repayment by the Borrower to the assigning or granting Lender of a Loan nor a new loan to the Borrower by the Lender or by the Assignee and the parties acknowledge that the Borrower's obligations with respect to such Loan will continue and will not constitute new obligations.

8.9  Right of Set-off

     Each party is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply the amount owed, due and payable by the other hereunder to it hereunder against any and all of its obligations to the other party hereunder or pursuant to any other agreement entered into between the parties or otherwise, as the case may be, irrespective of whether or not demand shall have been made. The rights of the parties under this Section 8.9 are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the parties may have. Each party acknowledges that it would be inequitable and unconscionable not to allow the non-defaulting party a right of set-off.

8.10 Governing Law

     This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of Delaware without regard of the principles of conflicts of laws thereof.

8.11 Counterparts and Facsimile

     This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same instrument. Delivery of an executed signature page to this Agreement by any party by facsimile transmission shall be as effective as delivery of a manually executed copy of this Agreement by such party.

            [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

     IN WITNESS WHEREOF the parties have executed this Loan Agreement on the date appearing on the first page hereof.

                                      AVATECH SOLUTIONS SUBSIDIARY, INC.


                                      By: /s/
                                          --------------------------------------
                                          Name: Donald R. "Scotty" Walsh
                                          Title: Chief Executive Officer


                                       Strategic Partner.


                                      By: /s/
                                          --------------------------------------
                                          Name: (Name and title withheld and
                                          Title: filed separately with the SEC.)


                                      WITH RESPECT TO ARTICLES VI AND VIII:

                                      AVATECH SOLUTIONS, INC.


                                      By: /s/
                                          --------------------------------------
                                          Name: Donald R. "Scotty" Walsh
                                           Title: Chief Executive Officer